Exhibit (a)(1)(C)

GRANITE CITY FOOD & BREWERY LTD.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”); (2) the cover letter from Robert J. Doran, our Chief Executive Officer, dated May 25, 2011; (3) this election form; and (4) the withdrawal form.  The offer is subject to the terms of these documents, as they may be amended.  The offer provides eligible employees who hold eligible options the opportunity to exchange these options for new options as described in Section 2 of the Offer to Exchange.  This offer expires at Midnight, Eastern Time, on June 23, 2011, unless extended.  PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you may exchange eligible options for new options.  For this purpose, eligible options are options with an exercise price in excess of $6.00 per share that remain outstanding and unexercised as of the expiration date.

In accordance with the terms outlined in the offer documents, if you elect to exchange your eligible options, you will receive new options.  The number of new options that you receive will be the same as the number of eligible options you exchange, but the new options will have an exercise price of $2.00 per share, as described in Section 2 of the Offer to Exchange.

Each new option will vest in full on December 28, 2011, subject to your continued employment with Granite City through such date, as described in Section 9 of the Offer to Exchange.  You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form.  Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible options, you must sign, date and deliver this election form via facsimile or e-mail (via PDF or similar imaged document file) before Midnight, Eastern Time, on June 23, 2011, unless extended, to:

Monica A. Underwood
Vice President of Finance

Granite City Food & Brewery Ltd.
Fax: (952) 215-0671
E-mail:  munderwood@gcfb.net

Only election forms that are complete, signed and actually received by Monica Underwood at Granite City by facsimile or e-mail by the deadline will be accepted.  Election forms submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Please check the box:

☐           Yes, I wish to participate in the offer as to ALL of my eligible options.

I understand that all of my eligible options will be cancelled irrevocably on the expiration date, currently expected to be June 23, 2011.  I further understand that this election form will replace any election form I previously submitted.

☐           Yes, I wish to participate in the offer as to my eligible options listed below (please list):

Option Grant Number	Grant Date

I understand that my eligible options that are specifically listed above will be cancelled irrevocably on the expiration date, currently expected to be June 23, 2011.

[signature page to follow]

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address

RETURN TO MONICA UNDERWOOD AT GRANITE CITY BEFORE MIDNIGHT, EASTERN TIME, ON JUNE 23, 2011.

GRANITE CITY FOOD & BREWERY LTD.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of Election Form.

A properly completed and signed copy of this election form must be received via facsimile or e-mail (via PDF or similar imaged document file) before Midnight, Eastern Time, on June 23, 2011, by:

Monica A. Underwood
Vice President of Finance

Granite City Food & Brewery Ltd.
Fax: (952) 215-0671
E-mail:  munderwood@gcfb.net

If Granite City extends the offer period, the completed election form must be received by Monica Underwood at Granite City by the date and time of the extended expiration of the offer.

The delivery of all required documents, including election forms, is at your risk.  Delivery will be deemed made only when actually received by Monica Underwood at Granite City.  In all cases, you should allow sufficient time to ensure timely delivery.  We intend to confirm the receipt of your election form by e-mail or U.S. mail within two business days.  If you have not received a confirmation, it is your responsibility to ensure that your election form has been received by Monica Underwood at Granite City by June 23, 2011.  Only responses that are complete, signed and actually received by Monica Underwood at Granite City by facsimile or e-mail by the deadline will be accepted.  Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your election form is not by itself an acceptance of your eligible options for exchange.  Subject to our rights to terminate the offer, we will accept promptly following the expiration of the offer all properly tendered options that are not validly withdrawn.  We will give oral or written notice to the options holders generally of our acceptance for exchange of the options.  This notice may be made by press release, e-mail or other method of communication.  Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options.

Granite City will not accept any alternative, conditional or contingent tenders.  Although it is our intent to send you by e-mail or U.S. mail a confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange.  Any confirmation of receipt sent to you merely will be a notification that Granite City has received your election form and does not mean that your options have been cancelled.  Your options that are accepted for exchange will be cancelled on the same calendar day as the expiration of the offer (but following the expiration of the offer), which is scheduled to be June 23, 2011.

2.             Withdrawal and Additional Tenders.

Tenders of options made through the offer may be withdrawn at any time before Midnight, Eastern Time, on June 23, 2011.  If Granite City extends the offer period beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.  In addition, although Granite City currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options on or before July 22, 2011, you may withdraw your tendered options at any time thereafter.

To withdraw your tendered options you must deliver a properly completed, signed and dated withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) while you still have the right to withdraw the tendered options to:

Monica A. Underwood
Vice President of Finance

Granite City Food & Brewery Ltd.
Fax: (952) 215-0671
E-mail:  munderwood@gcfb.net

You may not rescind any withdrawal and the eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange some or all eligible options by delivering a new election form before the expiration date of this offer.

To re-elect to exchange some or all of your withdrawn eligible options, you must submit a new election form to:

Monica A. Underwood
Vice President of Finance

Granite City Food & Brewery Ltd.
Fax: (952) 215-0671
E-mail:  munderwood@gcfb.net

Your new election form must be submitted before the expiration date of this offer in accordance with the procedures described in these instructions.  Because any prior election form will be disregarded, your new election form must indicate all eligible options you wish to exchange, not just those you wish to add.  Your new election form must be properly completed, signed and clearly dated after the date of your original election form and any withdrawal form you have submitted.  Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form.  You will be bound by the last properly submitted election form and/or withdrawal form we receive prior to the expiration date.

3.             Tenders.

If you intend to exchange options through the offer, you must tender all of your shares subject to each eligible option, except as noted herein.

You may pick and choose which of your eligible options you wish to exchange.  If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.  If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents.  As you are the legal owner of the eligible option, Granite City will respect an election properly made by you and accepted by Granite City and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

4.             Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must generally correspond with the name as written on the face of the option agreement or agreements to which the options are subject.  If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Granite City of the authority of that person to act in that capacity must be submitted with this election form.

5.             Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed.  You also must include a current e-mail address.

You do not need to return your notices of grant or stock option agreement(s) relating to any tendered eligible options.

6.             Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to either James G. Gilbertson by phone at (952) 215-0676 or by e-mail at jgilbertson@gcfb.net or Monica A. Underwood by phone at (952) 215-0662 or by e-mail at munderwood@gcfb.net..

Copies will be furnished promptly at Granite City’s expense.

7.             Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important:  The election form must be received via facsimile or e-mail (via PDF or similar imaged document file) before Midnight, Eastern Time, on June 23, 2011 (unless Granite City extends the offer period), by:

Monica A. Underwood
Vice President of Finance

Granite City Food & Brewery Ltd.
Fax: (952) 215-0671
E-mail:  munderwood@gcfb.net

8.             Additional Documents.

You should be sure to review the Offer to Exchange, all documents referenced therein, and the cover letter from Robert J. Doran, our Chief Executive Officer, dated May 25, 2011, before deciding to participate in the offer.

9.             Important Tax Information.

Please refer to Section 14 of the Offer to Exchange, which contains important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.